Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2013

Strong Positive Earnings Continue

Midlothian, December 23, 2013 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2013. Highlights for the quarter and period include:

•	Consolidated gross profit margin increased 400 basis points for the quarter and 430 basis points for the period.

•	Apparel gross profit margin increased 650 basis points for the quarter and 970 basis points for the period.

•	Print gross profit margin increased 210 basis points for the quarter and 110 basis points for the period.

•	Diluted EPS increased 50.0% to $0.36 per share for the quarter and 55.9% to $1.06 per share for the period.

Financial Overview

The Company’s consolidated net sales for the quarter were $136.6 million compared to $129.0 million for the same quarter last year. Print sales were up 10.1% on a comparable quarter basis, from $81.5 million to $89.7 million. Apparel sales decreased 1.1% for the comparable quarter, from $47.4 million to $46.9 million. Although, apparel unit sales were up 5.5% for the quarter, average selling price was down 6.6%. Consolidated gross profit margin (“margin”) during the quarter increased 400 basis points over last year’s comparable quarter from 23.7% to 27.7%. On a quarter comparison basis, print margin increased 210 basis points, from 28.7% to 30.8%, while apparel margin increased 650 basis points, from 15.2% to 21.7%. Apparel margin continued to improve on a comparable basis due to lower input costs and higher production levels. As a result, net earnings increased from $6.2 million, or 4.8% of net sales, for the quarter ended November 30, 2012 to $9.3 million, or 6.8% of net sales, for the quarter ended November 30, 2013. Diluted earnings per share increased 50.0% from $0.24 for the 2012 quarter to $0.36 for the 2013 quarter.

For the nine month period, consolidated net sales increased from $409.9 million to $410.3 million, or 0.1% from the same period last year. Print sales for the nine month period were $250.1 million, compared to $254.9 million for the same period last year, a decrease of $4.8 million, or 1.9%. Apparel sales for the nine month period were $160.2 million, compared to $155.0 million for the same period last year, or an increase of $5.2 million or 3.4%. Apparel unit sales increased 9.8% for the period, while average selling price per unit decreased 6.4%. The consolidated margin increased from 22.6% to 26.9% for the nine months ended November 30, 2012 and 2013, respectively. Print margin increased during the period from 29.1% to 30.2%, as a result of the elimination of duplicative costs associated with the integration of acquisitions. Apparel margin increased 970 basis points from 12.0% to 21.7% for the comparable nine month period, due to lower input costs and increased production levels. Net earnings increased from $17.6 million, or 4.3% of net sales, for the nine months ended November 30, 2012 to $27.7 million, or 6.7% of net sales, for the nine months ended November 30, 2013. Diluted earnings per share increased 55.9% from $0.68 to $1.06 for the nine months ended November 30, 2012 and 2013, respectively.

During the third quarter, the Company generated $19.0 million in EBITDA (a non-GAAP financial measure calculated as net earnings before interest, taxes, depreciation, and amortization) compared to $13.2 million for the comparable quarter last year. For the nine month period ended November 30, 2013, the Company generated $54.9 million of EBITDA compared to $38.9 million for the comparable period last year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

	Three months ended		Nine months ended
	November 30,		November 30,
	2013	2012	2013	2012
Net earnings	$9,349	$6,170	$27,656	$17,641
Income taxes	5,490	3,330	16,241	9,923
Interest expense	342	335	809	1,206
Depreciation/amortization	3,776	3,330	10,193	10,113

EBITDA (non-GAAP)	$18,957	$13,165	$54,899	$38,883

EBITDA, as % of sales	13.9%	10.2%	13.4%	9.5%

The Company believes the non-GAAP financial measure of EBITDA provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with our results for the quarter. Our apparel results continued to improve as lower input costs of manufacturing and raw materials continues to favorably impact comparable operational results. Although we continue to make cost-side improvements, the apparel market continues to be extremely challenging, both from a volume and pricing perspective. During the third quarter, we faced increased pricing pressures due to competitors discounting. Whether this discounted pricing, which we believe is driven by a desire to maintain certain production volumes, will continue into the next calendar year or not is unknown. With respect to the print segment, our print margin continues to improve as we continue to integrate our acquisitions. We are pleased to expand our market share in envelopes and presentation folders through our new acquisitions during the current quarter. While the market continues to be challenging, we remain optimistic about the remainder of the fiscal year and the first part of next year.”

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2013, and its subsequent quarterly reports on Form 10-Q for its 2014 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Condensed Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
	2013	2012	2013	2012
Condensed Operating Results
Revenues	$136,550	$128,996	$410,304	$409,868
Cost of goods sold	98,791	98,385	300,091	317,059

Gross profit margin	37,759	30,611	110,213	92,809
Operating expenses	22,325	20,594	65,358	63,942

Operating income	15,434	10,017	44,855	28,867
Other expense	595	517	958	1,303

Earnings before income taxes	14,839	9,500	43,897	27,564
Income tax expense	5,490	3,330	16,241	9,923

Net earnings	$9,349	$6,170	$27,656	$17,641

Weighted average common shares outstanding
Basic	26,126,437	26,025,072	26,107,307	26,011,692

Diluted	26,156,861	26,045,883	26,129,849	26,031,738

Earnings per share
Basic	$0.36	$0.24	$1.06	$0.68

Diluted	$0.36	$0.24	$1.06	$0.68

			November 30,	February 28,
			2013	2013
Condensed Balance Sheet Information
Assets
Current assets
Cash			$8,516	$6,232
Accounts receivable, net			61,770	60,071
Inventories, net			121,793	109,698
Other			14,962	17,415

			207,041	193,416

Property, plant & equipment			93,996	91,913
Other			256,560	209,963

			$557,597	$495,292

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable			$24,991	$22,256
Accrued expenses			22,213	20,783

			47,204	43,039

Long-term debt			95,500	57,500
Other non-current liabilities			34,635	33,537

Total liabilities			177,339	134,076

Shareholders’ equity			380,258	361,216

			$557,597	$495,292

			Nine months ended
			November 30,
			2013	2012
Condensed Cash Flow Information
Cash provided by operating activities			$38,571	$40,635
Cash provided by (used in) investing activities			(64,912)	2,030
Cash provided by (used in) financing activities			28,912	(43,678)
Effect of exchange rates on cash			(287)	(163)

Change in cash			2,284	(1,176)
Cash at beginning of period			6,232	10,410

Cash at end of period			$8,516	$9,234